Max Maxfield, WY Secretary of State FILED: 03/18/2009 02:38 PM Original ID:2006-000513138 Amendment ID: 2009-000744029

PROFIT CORPORATION

ARTICLES OF AMENDMENT BY BOARD OF DIRECTORS

1. The name of the corporation is KRAIG BIOCRAFT LABORATORIES, INC.

2. Article III is amended as follows:

The number and class of shares the company is authorized to issue are:
Unlimited shares Class A common stock at no par value
Unlimited shares of Class B common stock (no voting rights) at no par value
Unlimited shares of Preferred stock at no par value

3. Article IV is amended as follows:

The number and class of shares that are entitled to receive the net assets upon dissolution are:
Unlimited share of Class A common stock at no par value
Unlimited snares of Class B common stock (no voting rights) at no par value
Unlimited shares of Preferred stock at no par value

4. The date of the adoption of the above amendments is February 16, 2009.

5. The amendments were adopted by at least two-thirds of the board of directors without shareholder action and shareholder action was not required.

Date: 02/17/2009

 /s/ Kim Thompson
Kim Thompson
CEO

Contact: Kim Thompson
Daytime phone: 517-336-080